225 Franklin Street Boston, MA 02110-2804 United States of America

FOR IMMEDIATE RELEASE

Contact:	S. Kelley MacDonald
+1 617/664-3477
Media Contact:	Hannah Grove
+1 617/664-3377

STATE STREET CORPORATION ANNOUNCES APPOINTMENT OF RONALD L. SKATES TO ITS BOARD OF DIRECTORS AND INCREASE IN QUARTERLY DIVIDEND

BOSTON, MA. December 19, 2002

          State Street Corporation announced today the appointment of Ronald L. Skates to the Board of Directors of the Corporation. Mr. Skates was appointed to the Board of Directors of State Street Bank and Trust Company, its principal subsidiary, in October. The Corporation also announced that it has increased its quarterly dividend $.01 per share, to $.13 per share, payable January 15, 2003, to stockholders of record as of January 2, 2003. Following today's action, the quarterly dividend rate is 18% higher than a year ago.

           Mr. Skates was president and chief executive officer of Data General Corporation from 1989-1999. Prior to that, Mr. Skates worked at Price Waterhouse, where he served as audit partner for ten of his twenty-one years with the company.

           Mr. Skates holds an AB degree in History from Harvard College as well as an MBA from Harvard Business School. In addition, he serves on the Board of Trustees of the Massachusetts General Physicians Organization, is a Trustee for Massachusetts General Hospital, a Trustee for the Peabody Essex Museum, and a member of the Finance Committee of Partners HealthCare Systems, Inc.

           State Street Corporation (NYSE: STT) is the world's leading specialist in providing sophisticated global investors with investment servicing, investment management, investment research and trading services. With $5.7 trillion in assets under custody and $707 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide. For more information call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 402/573-3644 outside those countries.

          This news release may contain forward-looking statements, as defined by federal securities laws, including statements about the financial outlook and business environment. Any such statements are based on current expectations and involve a number of risks and uncertainties. Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in the company's 2001 annual report and subsequent SEC filings. They include risks and uncertainties relating to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, and the dynamics of the markets State Street serves. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date of release, December 19, 2002, and the company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

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